EXHIBIT 21

CHINA BIOLOGIC PRODUCTS, INC.
SUBSIDIARIES OF REGISTRANT

The subsidiaries of China Biologic Products, Inc. are as follows:

	Jurisdiction of
Name	Incorporation or
	Organization	Ownership Interest
Taibang Biological Ltd.	BVI	100.0%
Taibang Holdings (Hong Kong) Limited	HK	100.0%
Taibang Biotech (Shandong) Co., Ltd.	Shandong PRC	100.0%
Taibang (Beijing) Pharmaceutical Research Institute Co., Ltd.	Beijing PRC	100.0%
Shandong Taibang Biological Products Co., Ltd.	Shandong PRC	82.76%
Qihe Antai Plasma Co., Ltd.	Shandong PRC	82.76%
Xiajin Antai Plasma Co., Ltd.	Shandong PRC	82.76%
Zhangqiu Antai Plasma Co., Ltd.	Shandong PRC	82.76%
Liaocheng Antai Plasma Co., Ltd.	Shandong PRC	82.76%
Yishui Taibang Plasma Co., Ltd.	Shandong PRC	82.76%
Heze Antai Plasma Co., Ltd.	Shandong PRC	82.76%
Ningyang Taibang Plasma Co., Ltd.	Shandong PRC	82.76%
Cao Xian Taibang Plasma Co., Ltd.	Shandong PRC	82.76%
Taibang Biologic Plasma Co., Ltd., Fangcheng District, Fangchenggang City	Guangxi PRC	82.76%
Huanjiang Taibang Plasma Co., Ltd.	Guangxi PRC	82.76%
Yuncheng Ziguang Biologic Technology Zone Co., Ltd.	Shandong PRC	82.76%
Zaozhuang Taibang Plasma Co., Ltd.	Shandong PRC	82.76%
Xinglong Xian Taibang Plasma Co., Ltd.	Hebei PRC	82.76%
Daming Xian Taibang Plasma Co., Ltd.	Hebei PRC	82.76%
Shandong Taibang Medical Co., Ltd.	Shandong PRC	100.0%
Guiyang Dalin Biologic Technologies Co., Ltd.	Guizhou PRC	100.0%
Guizhou Taibang Biological Products Co., Ltd.	Guizhou PRC	81.81%
Guizhou Qianfeng Renyuan Bio Material Co., Ltd.	Guizhou PRC	81.81%
Puding Xian Taibang Plasma Co., Ltd.	Guizhou PRC	81.81%
Huangping Xian Taibang Plasma Co., Ltd.	Guizhou PRC	81.81%
Danzhai Xian Qianfeng Plasma Co., Ltd.	Guizhou PRC	81.81%
Nayong Xian Qianfeng Plasma Co., Ltd.	Guizhou PRC	81.81%
Sansui Xian Qianfeng Plasma Co., Ltd.	Guizhou PRC	81.81%
Weining Xian Qianfeng Plasma Co., Ltd.	Guizhou PRC	81.81%
Zhenyuan Xian Qianfeng Plasma Co., Ltd.	Guizhou PRC	81.81%